Exhibit 99.1
JLL Income Property Trust
Acquires Raleigh Area Industrial Park

Chicago (September 17, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.5 billion in portfolio equity and debt investments, announced today the acquisition of West Raleigh Distribution Center, a Class A industrial park in Apex, NC, for the purchase price of approximately $190 million.

West Raleigh Distribution Center is comprised of 5 buildings totaling 985,000 square feet and is 87% occupied by a mix of eight tenants, the largest of whom is a major distributor to the biotech and healthcare sectors on a long-term lease with attractive annual rent escalations of 3.75%. The buildings are newly constructed across 2024-2025 and offer a range of sizes to cater both to mid-bay and bulk users. Raleigh was recently ranked in the top tier of Best Performing Large Cities for economic growth across the U.S. by the Milken Institute1, driven by a strong labor market, access to economic opportunity, and a thriving high-tech sector. The region is also the site of a $3 billion development for the first freestanding children’s hospital, expected to support thousands of jobs for the region by the 2030’s2. The property is conveniently located near interstate highway 540, close to other major biomanufacturing companies in the region.

“West Raleigh Distribution Center is strategically located in a thriving industrial area, making it an attractive investment for us,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Even with some macroeconomic volatility in 2025, we have seen the strong fundamentals of the industrial sector generate stable demand, particularly in inland areas near major distribution hubs. After completing nearly $300 million of strategic dispositions in 2024, we have significant dry powder and are acquiring new investments at attractive target returns. This opportunity aligns well with our strategy of acquiring high quality industrial facilities located in LaSalle’s carefully researched target markets.”

Industrial real estate is one of JLL Income Property Trust’s highest conviction sectors. As of June 30, 2025, industrial investments comprised 33% of the total $6.5 billion portfolio, with $2 billion in assets across 58 industrial properties.

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1 https://milkeninstitute.org/content-hub/research-and-reports/research-and-data-tools/2025-best-performing-cities-mapping-economic-growth-across-us
2 https://www.bizjournals.com/triangle/news/2025/07/10/apex-nc-childrens-hospital-site-duke-unc.html

ABOUT JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $84.9 billion of assets in private and public real estate equity and debt investments as of Q1 2025. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com